Marketing Materials: Term Sheet Bear Stearns Asset Backed Securities I LLC Asset-Backed Certificates, Series 2006-AC5

New Issue Marketing Materials

$261,290,000 (Approximately)

Asset-Backed Certificates, Series 2006-AC5

Bear Stearns Asset Backed Securities I Trust 2006-AC5
Issuing Entity

Bear Stearns Asset Backed Securities I LLC
Depositor

EMC Mortgage Corporation
Sponsor and Seller

Wells Fargo Bank, National Association
Master Servicer and Securities Administrator

November 13, 2006

This information should be considered only after reading the Bear Stearns’ Statement Regarding Assumptions as to Securities, Pricing Estimates and Other Information (the “Statement”), which should be attached. Do not use or rely on this information if you have not received and reviewed this Statement. You may obtain a copy of the Statement from your sales representative.

STATEMENT REGARDING FREE WRITING PROSPECTUS

The Issuing Entity has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. Please click here http://www.bearstearns.com/prospectus/bsabs or visit the following website: www.bearstearns.com/prospectus/bsabs for a copy of the base prospectus applicable to this offering.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This information in this free writing prospectus is preliminary, and will be superseded by the definitive free writing prospectus. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the preliminary prospectus. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

The securities referred to in this free writing prospectus are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the Issuing Entity nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of non-delivery.

SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The information contained in the attached materials (the “Information”) may include various forms of performance analysis, security characteristics and securities pricing estimates for the securities described therein.  Should you receive Information that refers to the “Statement Regarding Assumptions and Other Information”, please refer to this statement instead. The Information is illustrative and is not intended to predict actual results, which may differ substantially from those reflected in the Information.  Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed.  Performance results are based on mathematical models that use inputs to calculate results.  As with all models, results may vary significantly depending upon the value given to the inputs.  Inputs to these models include but are not limited to: prepayment expectations (econometric prepayment models, single expected lifetime prepayments or a vector of periodic prepayments),  interest rate assumptions (parallel and nonparallel changes for different maturity instruments), collateral assumptions (actual pool level data, aggregated pool level data,  reported factors or imputed factors), volatility assumptions (historically observed or implied current) and reported information (paydown factors, rate resets, remittance reports and trustee statements).  Models used in any analysis may be proprietary. The results therefore, may be difficult for any third party to reproduce.  Contact your registered representative for detailed explanations of any modeling techniques employed in the Information.

The Information may not reflect the impact of all structural characteristics of the securities, including call events and cash flow priorities at all prepayment speeds and/or interest rates. You should consider whether the behavior of these securities should be tested using assumptions different from those included in the Information.  The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed facts and circumstances.  Offering Documents contain data that is current as of their publication dates and after publication may no longer be accurate, complete or current.  Contact your registered representative for Offering Documents, current Information or additional materials, including other models for performance analysis, which are likely to produce different results, and any further explanation regarding the Information.

 Any pricing estimates Bear Stearns has supplied at your request (a) represent our view, at the time determined, of the investment value of the securities between the estimated bid  and offer levels, the spread between which may be significant due to market volatility or illiquidity, (b) do not constitute a bid by Bear Stearns or any other person for any security, (c) may not constitute prices at which the securities could have been purchased or sold in any market at any time, (d) have not been confirmed by actual trades, may vary from the value Bear Stearns assigns or may be assigned to any such security while in its inventory, and may not take into account the size of a position you have in the security, and (e) may have been derived from matrix pricing that uses data relating to other securities whose prices are more readily ascertainable to produce a hypothetical price based on the estimated yield spread relationship between the securities.

General Information: Bear Stearns and/or individuals associated therewith may have positions in these securities while the Information is circulating or during such period may engage in transactions with the Issuing Entity or its affiliates. We act as principal in transactions with you, and accordingly, you must determine the appropriateness for you of such transactions and address any legal, tax or accounting considerations applicable to you. Bear Stearns shall not be a fiduciary or advisor unless we have agreed in writing to receive compensation specifically to act in such capacities. If you are subject to ERISA, the Information is being furnished on the condition that it will not form a primary basis for any investment decision.

 Contact Information

Contacts

MBS Trading

Scott Eichel	Tel: (212) 272-5451
Sr. Managing Director	seichel@bear.com

David Dietche	Tel: (212) 272-5451
Managing Director	ddietche@bear.com

Perry Rahbar	Tel: (212) 272-5451
Associate Director	prahbar@bear.com

MBS Structuring

Jesse Elhai	Tel: (212) 272-5451
Associate Director	jelhai@bear.com

MBS Banking

Robert Durden	Tel: (212) 272-5714
Vice-President	rdurden@bear.com

Steve Orr	Tel: (212) 272-5221
Analyst	sorr@bear.com

Syndicate

Carol Fuller	Tel: (212) 272-4955
Senior Managing Director	cfuller@bear.com

Angela Ward	Tel: (212) 272-4955
Associate Director	adward@bear.com

Rating Agencies

Errol Arne - S&P	Tel: (212) 438-2089
Errol_arne@standardandpoors.com

Wioletta Frankowicz - Moody’s	Tel: (212) 553-1019
Wioletta.Frankowicz@moodys.com

Transaction Summary (a), (b), (c)

		Percent	Implied Credit		WAL	Principal Lockout (months)	Principal Window (months)	Final Scheduled	Expected
		Of Pool	Enhancement	Coupon	To Call	(b)	(b)	Dist.	Ratings
Class	Size	Balance	Percentage	Type	(yrs.) (b)			Date (b)	(Moody’s/S&P)
A-1	$ 201,434,000	75.86%	15.00%	6.25% Fixed (d)(e)	2.630	0	94	[12/25/36]	Aaa / AAA
A-2	$ 14,338,000	5.40%	8.95%	6.25% Fixed (d)(e)	2.630	0	94	[12/25/36]	Aa1 / AAA
A-3	$ 26,000,000	9.79%	8.95%	6.25% Fixed (d)(e)	8.434	93	9	[12/25/36]	Aaa / AAA
M-1	$ 8,630,000	3.25%	5.70%	Floater (d)(e)(h)	5.610	36	66	[12/25/36]	Aa2 / AA
M-2	$ 3,983,000	1.50%	4.20%	Floater (d)(e)(i)	5.610	36	66	[12/25/36]	A1 / A+
M-3	$ 1,593,000	0.60%	3.60%	Floater (d)(e)(j)	5.610	36	66	[12/25/36]	A2 / A
M-4	$ 1,328,000	0.50%	3.10%	Floater (d)(e)(k)	5.610	36	66	[12/25/36]	A3 / A-
B-1	$ 1,328,000	0.50%	2.60%	Floater (d)(e)(l)	5.610	36	66	[12/25/36]	Baa1 / BBB+
B-2	$ 1,328,000	0.50%	2.10%	Floater (d)(e)(m)	5.557	36	66	[12/25/36]	Baa2 / BBB
B-3	$ 1,328,000	0.50%	1.60%	Floater (d)(e)(n)	5.352	36	58	[12/25/36]	Baa3 / BBB-
B-4	$ 1,726,000	0.65%	0.95%	Floater (d)(e)(o)(p)	Not	Offered	Hereby		Ba2 / BB

Notes:
(a) The principal balance of each Class of Certificates is subject to a 10% variance. Class size and credit enhancement levels are subject to change based upon the final mortgage pool and rating agency valuation of subordination, overcollateralization, and excess spread. The principal balances of the Certificates are calculated using principal balances of the Mortgage Loans as of the Statistical Calculation Date. The final sizes of the Certificates will be based on the final aggregate principal balances of the Mortgage Loans as of the Cut-off Date after taking into account among other things, unscheduled principal payments and the composition of the final mortgage pool.

(b) Prepayment Assumption: 8% CPR building to 24% CPR in 12 months, and remaining constant at 24% CPR thereafter.

(c) The Certificates will be priced to a cleanup call that can be exercised on the Distribution Date on which the aggregate stated principal balance of the mortgage loans has been reduced to 10% or less of the aggregate stated principal balance of such mortgage loans as of the Cut-off Date.

(d) See Optional Termination.

(e) The Class A-1, A-2 and Class A-3 Certificates will be subject to a Net Rate Cap. The Class M Certificates and Class B Certificates will be subject to a Net Rate Cap equal to the weighted average of the net mortgage rates on the mortgage loans, adjusted for the actual number of days elapsed in the related Accrual Period. If on any Distribution Date, the pass-through rate for a class of Offered Certificates is subject to the Net Rate Cap, the resulting interest shortfall may be recovered by the holders of the Certificates on the same Distribution Date or future Distribution Dates on a subordinated basis to the extent that on such Distribution Date there are available funds remaining after certain other distributions on the Offered Certificates and the payment of certain fees and expenses of the trust.

(h) The pass-through rate for the Class M-1 Certificates will be the lesser of (i) a floating rate based on One Month LIBOR plus [0.36%] per annum and (ii) 11.00%.
(i) The pass-through rate for the Class M-2 Certificates will be the lesser of (i) a floating rate based on One Month LIBOR plus [0.40%] per annum and (ii) 11.00%.
(j) The pass-through rate for the Class M-3 Certificates will be the lesser of (i) a floating rate based on One Month LIBOR plus [0.45%] per annum and (ii) 11.00%.
(k) The pass-through rate for the Class M-4 Certificates will be the lesser of (i) a floating rate based on One Month LIBOR plus [0.50%] per annum and (ii) 11.00%.

(l) The pass-through rate for the Class B-1 Certificates will be the lesser of (i) a floating rate based on One Month LIBOR plus [1.00%] per annum and (ii) 11.00%.
(m) The pass-through rate for the Class B-2 Certificates will be the lesser of (i) a floating rate based on One Month LIBOR plus [1.15%] per annum and (ii) 11.00%.
(n) The pass-through rate for the Class B-3 Certificates will be the lesser of (i) a floating rate based on One Month LIBOR plus [1.80%] per annum and (ii) 11.00%.

(o) The Class B-4 Certificates are described herein for informational purposes only and are not offered hereby. Credit Enhancement for the Class B-4 Certificates will be available from the Overcollateralization Amount, which is expected to be [0.95]% initially, with a floor of [0.50]% of the original aggregate stated principal balance of the mortgage loans.

(p) The pass-through rate for the Class B-4 Certificates will be the lesser of (i) a floating rate based on One Month LIBOR plus [1.80%] per annum and (ii) 11.00%.

The Collateral

-  Conventional, one-to-four-family, fixed-rate mortgage loans secured by first liens on residential mortgaged properties.

-  The collateral will consist of a pool of mortgage loans (the “Mortgage Loans”) with an unpaid principal balance of approximately $265,537,828.

-  The Mortgage Loans were primarily originated by Greenpoint Mortgage Funding, Inc. (approximately 48.34%) or were purchased by EMC Mortgage Corporation from various originators (approximately 42.81%) through the conduit correspondent channel as described under “The Sponsor” in the prospectus supplement. The remainder of the mortgage loans were originated by Bear Stearns Residential Mortgage Corp. (approximately 2.39%) and 6 other various originators, none of which has originated more than 5% of the mortgage loans in the aggregate.

-  The collateral information provided herein is preliminary and based upon information as of October 1, 2006 (the “Statistical Calculation Date”). The characteristics of the Mortgage Loans as described herein and in the attached collateral tables may differ from the final pool due, among other things, to the possibility that certain Mortgage Loans may become delinquent or default or may be removed or substituted and that similar or different Mortgage Loans may be added to the pool prior to the closing date, such characteristics being subject to a variance of not more than plus or minus 10%.

-  Approximately 16.17% of the mortgage loans provide for payment by the mortgagor of a prepayment charge.

-  All numbers and percentages in this term sheet are subject to a variance of 10%.

The Structure
The Senior Certificates, Mezzanine Certificates and Subordinate Certificates.

Class A Certificates
The Class A-1, Class A-2 and Class A-3 Certificates (“Senior Certificates”) will be fixed rate senior securities (collectively, the “Class A Certificates” or the “Senior Certificates”).

Class M-1 Certificates
The Class M-1 Certificates (and together with the Class M-2, Class M-3 and Class M-4 Certificates, the “Class M Certificates” or the “Mezzanine Certificates”) will be issued as floating rate mezzanine securities. The Class M-1 Certificates will be subordinate to the Class A Certificates.

Class M-2 Certificates
The Class M-2 Certificates will be issued as floating rate mezzanine securities. The Class M-2 Certificates will be subordinate to the Class A Certificates and Class M-1 Certificates.

Class M-3 Certificates
The Class M-3 Certificates will be issued as floating rate mezzanine securities. The Class M-3 Certificates will be subordinate to the Class A, Class M-1 and Class M-2 Certificates.

Class M-4 Certificates
The Class M-4 Certificates will be issued as floating rate mezzanine securities. The Class M-4 Certificates will be subordinate to the Class A, Class M-1, Class M-2 and Class M-3 Certificates.

Class B-1 Certificates
The Class B-1 Certificates (and together with the Class B-2, Class B-3 and Class B-4 Certificates, the “Class B Certificates” or the “Subordinate Certificates”) will be issued as floating rate subordinate securities. The Class B-1 Certificates will be subordinate to the Class A and Class M Certificates.

Class B-2 Certificates
The Class B-2 Certificates will be issued as floating rate subordinate securities. The Class B-2 Certificates will be subordinate to the Class A, Class M and Class B-1 Certificates.

Class B-3 Certificates
The Class B-3 Certificates will be issued as floating rate subordinate securities. The Class B-3 Certificates will be subordinate to the Class A, Class M, Class B-1 and Class B-2 Certificates.

Class B-4 Certificates
The Class B-4 Certificates will be issued as floating rate subordinate securities. The Class B-4 Certificates will be subordinate to the Class A, Class M, Class B-1, Class B-2 and Class B-3 Certificates.

Offered Certificates
The Class A, Class M, Class B-1, Class B-2 and Class B-3 Certificates.

Non-offered Certificates
The Class B-4, Class C, Class P and one or more Class R Certificates.

Summary of Terms

Depositor:	Bear Stearns Asset Backed Securities I LLC.
Sponsor and Seller:	EMC Mortgage Corporation.
Master Servicer and Securities Administrator:	Wells Fargo Bank, National Association.
Servicers:	Greenpoint Mortgage Funding, Inc. (approximately 48.34%), EMC Mortgage Corporation (approximately 50.77%) and National City Mortgage Company (approximately 0.90%).
Originators:
The Mortgage Loans were primarily originated by Greenpoint Mortgage Funding, Inc. (approximately 48.34%) or were purchased by EMC Mortgage Corporation from various originators (approximately 42.81%) through the conduit correspondent channel as described under “The Sponsor” in the prospectus supplement. The remainder of the mortgage loans were originated by Bear Stearns Residential Mortgage Corp. (approximately 2.39%) and 6 other various originators, none of which has originated more than 5% of the mortgage loans in the aggregate.

Sole Manager:	Bear, Stearns & Co. Inc.
Trustee:	U.S. Bank National Association.
Custodian:	Wells Fargo Bank, National Association.
Cut-off Date:	November 1, 2006.
Statistical Calculation Date:	October 1, 2006.
Closing Date:	On or about November 30, 2006.
Distribution Date:	25th day of each month (or if that 25th is not a business day, the next business day), commencing in December 2006.
Final Scheduled Distribution Date:	December 25, 2036.
Remittance Type:	Scheduled/Scheduled.

Optional Termination:
At its option, the majority holder of the Class C Certificates may purchase all of the Mortgage Loans (and related properties acquired on behalf of the trust) when the principal balance of Mortgage Loans remaining in the trust, as of the last day of the related Due Period, has been reduced to 10% or less of the principal balance of the Mortgage Loans as of the Cut-off Date.

Such a purchase will result in the early retirement of all the Offered Certificates. In such case, the Offered Certificates will be redeemed at par plus accrued interest.

In addition, if the holder of the Class C Certificates does not exercise its option to purchase all of the remaining assets (“Optional Termination”), at any time, the margins applicable to the pass-through rates on the Class M Certificates and Class B Certificates and the fixed pass through rates on the Class A-1, Class A-2 and Class A-3 Certificates will increase by the Rate Increase. The “Rate Increase” is equal to on the first Distribution Date after the 10% Clean-Up Call Date, [0.500%] per annum for the Class A-1, Class A-2 and Class A-3 Certificates, [0.180%] per annum for the Class M-1 Certificates, [0.200%] per annum for the Class M-2 Certificates, [0.225%] per annum for the Class M-3 Certificates, [0.250%] per annum for the Class M-4 Certificates, [0.500%] per annum for the Class B-1 Certificates, [0.575%] per annum for the Class B-2 Certificates, [0.900%] for the Class B-3 Certificates, and [0.900%] for the Class B-4 Certificates.

Optional Termination Holder:	The holder of the Class C Certificates, or, if there is no single holder, the majority holder of the Class C Certificates.
10% Clean-Up Call Date:	The first Distribution Date on which the aggregate stated principal balance of the Mortgage Loans as of the end of the due period is 10% or less of the Cut-off Date balance.
Record Date:
For the Class M Certificates and Class B Certificates and any Distribution Date, the business day preceding the applicable Distribution Date, so long as such Certificates are in book-entry form; otherwise the Record Date shall be the last business day of the month immediately preceding the applicable Distribution Date. For the Class A Certificates, the last business day of the month immediately preceding the applicable Distribution Date.

Determination Date:
With respect to any Distribution Date and the Mortgage Loans, the 15th day of the calendar month in which such Distribution Date occurs or, if such day is not a business day, the business day immediately preceding such 15th day.

LIBOR Determination Date:
With respect to the Class M Certificates and the Class B Certificates and any Distribution Date, the second LIBOR Business Day preceding the commencement of the related Accrual Period. LIBOR Business Day means a day on which banks are open for dealing in foreign currency and exchange in London and New York City.

Due Period:
With respect to any Distribution Date, the period commencing on the second day of the month immediately preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs.

Available Distribution Amount:
For any Distribution Date, an amount equal to the amount received by the Securities Administrator and available in the Distribution Account on that Distribution Date. The Available Distribution Amount will generally be equal to the aggregate amount of scheduled payments on the Mortgage Loans, insurance proceeds and liquidation proceeds, received during the related Due Period with respect to the Mortgage Loans, in each case net of amounts reimbursable there from to the Trustee, the Master Servicer and the Servicers and reduced by Servicing Fees, Master Servicing Fees and LPMI Fees (if applicable).

Net Rate Cap:
For each Distribution Date, (a) with respect to the Class A-1, Class A-2 and Class A-3 Certificates, a per annum rate equal to the weighted average of the net mortgage rates of the mortgage loans as of the first day of the month preceding the month in which such Distribution Date occurs, and (b) with respect to the Class M Certificates and Class B Certificates, a per annum rate equal to the weighted average of the net mortgage rates of the Mortgage Loans as of the first day of the month preceding the month in which such Distribution Date occurs, adjusted for the actual number of days elapsed in the Accrual Period.

Basis Risk Shortfall Carryover Amount:
With respect to any Distribution Date and any class of Class A, Class M and Class B Certificates, (i) if the Pass-Through Rate for such class and such Distribution Date is limited by the related Net Rate Cap, the excess, if any, of (x) the amount of interest such class would have accrued on such Distribution Date at the related Pass-Through Rate had the applicable Pass-Through Rate not been subject to the Net Rate Cap over (y) the amount of interest accrued on such class of Certificates on such Distribution Date at the Pass-Through Rate limited to the Net Rate Cap, together with (ii) the unpaid Basis Risk Shortfall Carryover Amount from the prior Distribution Date (and accrued interest thereon at the current Pass-Through Rate). The ratings on each class of Certificates do not address the likelihood of the payment of any Basis Risk Shortfall Carryover Amount.

Basis Risk Shortfall:
The application of the Net Rate Cap could result in shortfalls of interest otherwise payable on the Class A, Class M and Class B Certificates in certain periods (such shortfalls, “Basis Risk Shortfalls”). If Basis Risk Shortfalls occur, they will be carried forward as Basis Risk Shortfall Carryover Amounts and paid from Net Monthly Excess Cashflow to the extent available on a subordinated basis on the same Distribution Date or on any subsequent Distribution Dates.

Pass-Through Rates:
The Pass-Through Rates for the Class A-1, Class A-2 and Class A-3 Certificates will be a per annum fixed rate as described herein, subject to the related Net Rate Cap described above. The Pass-Through Rate for each of the Class M Certificates and Class B Certificates will be a per annum rate equal to the lesser of (i) the related floating rate as described herein and (ii) 11.00%, in each case, subject to a cap equal to the related Net Rate Cap.

Interest Payments:
On each Distribution Date holders of the Class A, Class M and Class B Certificates will be entitled to receive the interest that has accrued on the Class A, Class M and Class B Certificates at the respective Pass-Through Rates during the respective Accrual Period, together with any interest due on a prior Distribution Date that was not paid, less Prepayment Interest Shortfalls (to the extent not covered by Compensating Interest) and any Relief Act Shortfalls.

Accrual Period:
The “Accrual Period” for the Class A Certificates will be the calendar month immediately preceding the calendar month in which a distribution date occurs. The “Accrual Period” for the Class M and Class B Certificates will be the period from and including the 25th day of the calendar month preceding the month in which a Distribution Date occurs (or with respect to the first accrual period for the Class M Certificates and Class B Certificates, the Closing Date) to and including the 24th day of the calendar month in which that Distribution Date occurs. The Securities Administrator will calculate interest on the Class A Certificates based on a 360-day year that consists of twelve 30-day months. The Securities Administrator will calculate interest on the Class M Certificates and Class B Certificates based on a 360-day year and the actual number of days elapsed during the related Accrual Period.

Interest Carry Forward Amount:
For each class of Class A, Class M and Class B Certificates, and on any Distribution Date, the sum of (i) the excess of (A) the interest accrued during the related Accrual Period for such class (excluding any Basis Risk Shortfall Carryover Amount with respect to such class), plus any unpaid Interest Carry Forward Amount from the prior Distribution Dates, over (B) the amount actually distributed to such class with respect to interest on such prior Distribution Dates and (ii) interest on such excess at the Pass-Through Rate for such class.

Interest Distribution Amount:
The Interest Distribution Amount of any class of Class A, Class M and Class B Certificates on any Distribution Date is equal to interest accrued during the related Accrual Period on the Certificate Principal Balance of that class immediately prior to the Distribution Date at the Pass-Through Rate for that class, in each case, reduced by any Prepayment Interest Shortfalls to the extent not covered by related Compensating Interest payable by the Servicers or Master Servicer (as applicable) and any related shortfalls resulting from the application of the Relief Act.

Interest Remittance Amount:
With respect to any Distribution Date, that portion of the Available Distribution Amount for that Distribution Date that represents interest received or advanced in respect of the Mortgage Loans (net of Administrative Fees).

Senior Interest Distribution Amount:
The Senior Interest Distribution Amount for any Distribution Date and each class of Class A Certificates is equal to the sum of the related Interest Distribution Amount for such Distribution Date and the Interest Carry Forward Amount, if any, for that Distribution Date for such class of Class A Certificates.

Prepayment Period:
With respect to EMC Mortgage Corporation, and each principal prepayment in full, is the period commencing on the 16th day of the month prior to the month in which the related Distribution Date occurs (or with respect to the first Distribution Date, the period commencing on the Cut-off Date) and ending on the 15th day of the month in which such Distribution Date occurs. With respect to EMC Mortgage Corporation, the Prepayment Period with respect to any Distribution Date and each partial principal prepayment, is the calendar month prior to the month in which such Distribution Date occurs. With respect to the other Servicers, the period as described in the related servicing agreement.

Stated Principal Balance:
With respect to any Mortgage Loan as of any date of determination, the principal balance thereof as of the Cut-off Date, after application of all scheduled principal payments due on or before the Cut-off Date, whether or not received, reduced by (i) the principal portion of the scheduled monthly payments due from mortgagors with respect to such Mortgage Loan during the related Due Period (and irrespective of any delinquency in their payment), (ii) all prepayments of principal with respect to such Mortgage Loan received prior to or during the related Prepayment Period, (iii) all Liquidation Proceeds to the extent applied by the Master Servicer as recoveries of principal that were received by the Master Servicer as of the close of business on the last day of the calendar month immediately preceding such Distribution Date, and (iv) any Realized Loss thereon incurred during the prior calendar month. The Stated Principal Balance of any liquidated Mortgage Loan is zero.

Prepayment Assumption:
A 100% Prepayment Assumption assumes that the outstanding principal balance of a pool of Mortgage Loans prepays at a constant prepayment rate (“CPR”) of 8% in the first month of the life of such pool, such rate increasing by an additional approximate 1.45% CPR (precisely 16%/11) each month thereafter through the twelfth month of the life of such pool, and such rate thereafter remaining constant at 24% CPR for the remainder of the life of such pool.

Certificate Principal Balance:
With respect to any class of Class A, Class M and Class B Certificates, as of any date of determination, the initial Certificate Principal Balance thereof, reduced by the aggregate of all amounts allocable to principal previously distributed with respect to such Class A, Class M and Class B Certificates and any reductions in the Certificate Principal Balance resulting from the allocations of Realized Losses in the manner described herein, and increased by any Subsequent Recoveries on the Mortgage Loans to the extent described in the term sheet supplement.

Principal Distribution Amount:
With respect to any Distribution Date, the sum of:

1.    the principal portion of all scheduled monthly payments on the Mortgage Loans due in the related Due Period, to the extent received or advanced;

2.    the principal portion of all proceeds of the repurchase of a Mortgage Loan (or, in the case of a substitution, certain amounts representing a principal adjustment) as required by the pooling and servicing agreement or any other applicable agreement during the related Prepayment Period;

3.    the principal portion of all other unscheduled collections, including insurance proceeds and all full and partial principal prepayments, received during the related Prepayment Period, in each case to the extent applied as recoveries of principal;

4.    the Liquidation Proceeds to the extent applied by the Master Servicer as recoveries of principal that were received by the Master Servicer as for the close of business on the last day of the calendar month immediately preceding such Distribution Date; and

5.    the amount of any Overcollateralization Increase Amount for such Distribution Date;

6.    minus the amount of any Overcollateralization Release Amount for such Distribution Date.

Class A Principal Distribution Amount:
The Class A Principal Distribution Amount is an amount equal to the excess of (x) the Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 82.10% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus approximately $1,327,689.

Class M-1 Principal Distribution Amount:
The Class M-1 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the Certificate Principal Balance of the Class A Certificates (after taking into account the payment of the Class A Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 88.60% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus approximately $1,327,689.

Class M-2 Principal Distribution Amount:
The Class M-2 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates and Class M-1 Certificates (after taking into account the payment of the Class A and Class M-1 Principal Distribution Amounts on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 91.60% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus approximately $1,327,689.

Class M-3 Principal Distribution Amount:

The Class M-3 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A, Class M-1 and Class M-2 Certificates (after taking into account the payment of the Class A, Class M-1 and Class M-2 Principal Distribution Amounts on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 92.80% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus approximately $1,327,689.

Class M-4 Principal Distribution Amount:
The Class M-4 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A, Class M-1, Class M-2 and Class M-3 Certificates (after taking into account the payment of the Class A, Class M-1, Class M-2 and Class M-3 Principal Distribution Amounts on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 93.80% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus approximately $1,327,689.

Class B-1 Principal Distribution Amount:
The Class B-1 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A, Class M-1, Class M-2, Class M-3 and Class M-4 Certificates (after taking into account the payment of the Class A, Class M-1, Class M-2, Class M-3 and Class M-4 Principal Distribution Amounts on such Distribution Date) and (ii) the Certificate Principal Balance of the Class B-1 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 94.80% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus approximately $1,327,689.

Class B-2 Principal Distribution Amount:
The Class B-2 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A, Class M-1, Class M-2, Class M-3, Class M-4 and Class B-1 Certificates (after taking into account the payment of the Class A, Class M-1, Class M-2, Class M-3, Class M-4 and Class B-1 Principal Distribution Amounts on such Distribution Date) and (ii) the Certificate Principal Balance of the Class B-2 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 95.80% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus approximately $1,327,689.

Class B-3 Principal Distribution Amount:
The Class B-3 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A, Class M-1, Class M-2, Class M-3, Class M-4, Class B-1 and Class B-2 Certificates (after taking into account the payment of the Class A, Class M-1, Class M-2, Class M-3, Class M-4, Class B-1 and Class B-2 Principal Distribution Amounts on such Distribution Date) and (ii) the Certificate Principal Balance of the Class B-3 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 96.80% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus approximately $1,327,689.

Class B-4 Principal Distribution Amount:
The Class B-4 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A, Class M-1, Class M-2, Class M-3, Class M-4, Class B-1, Class B-2 and Class B-3 Certificates (after taking into account the payment of the Class A, Class M-1, Class M-2, Class M-3, Class M-4, Class B-1, Class B-2 and Class B-3 Principal Distribution Amounts on such Distribution Date) and (ii) the Certificate Principal Balance of the Class B-4 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 98.10% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus approximately $1,327,689.

Unpaid Interest Shortfall Amount:
For each class of Class A, Class M and Class B Certificates and any Distribution Date, such class’s pro rata share, based on the amount of Interest Distribution Amount otherwise payable on such class on such Distribution Date, of (a) any Prepayment Interest Shortfalls, to the extent not covered by Compensating Interest, and (b) any Relief Act Shortfalls, plus interest on the amount of previously allocated unpaid interest shortfall amounts on such class that remain un-reimbursed at the Pass-Through Rate for such class for the related Accrual Period.

Priority of Payments:
Distributions on the Class A, Class M and Class B Certificates will be made on the 25th day of each month (or if that 25th is not a business day, the next business day). The payments to the Class A, Class M and Class B Certificates, to the extent of the related Available Distribution Amount, will be made according to the following priority:

Interest Distributions:

On each Distribution Date, the Interest Remittance Amount will be distributed in the following order of priority:

(i)      from the Interest Remittance Amount, to the holders of the Class A Certificates pro rata based on the amount of accrued interest payable to such class of Certificates, the Senior Interest Distribution Amount allocable to such Certificates;

(ii)     from the remaining Interest Remittance Amount, to the holders of the Class M-1 Certificates, the Interest Distribution Amount for such Certificates;

(iii)    from the remaining Interest Remittance Amount, to the holders of the Class M-2 Certificates, the Interest Distribution Amount for such Certificates;

(iv)    from the remaining Interest Remittance Amount, to the holders of the Class M-3 Certificates, the Interest Distribution Amount for such Certificates;

(v)      from the remaining Interest Remittance Amount, to the holders of the Class M-4 Certificates, the Interest Distribution Amount for such Certificates;

(vi)     from the remaining Interest Remittance Amount, to the holders of the Class B-1 Certificates, the Interest Distribution Amount for such Certificates;

(vii)    from the remaining Interest Remittance Amount, to the holders of the Class B-2 Certificates, the Interest Distribution Amount for such Certificates;

(viii)  from the remaining Interest Remittance Amount, to the holders of the Class B-3 Certificates, the Interest Distribution Amount for such Certificates; and

(ix)    from the remaining Interest Remittance Amount, to the holders of the Class B-4 Certificates, the Interest Distribution Amount for such Certificates.

On any Distribution Date, any Prepayment Interest Shortfalls and any Relief Act Shortfalls to the extent not covered by Compensating Interest paid by the related Servicer or the Master Servicer (as applicable) will be allocated, first, in reduction of amounts otherwise distributable to the Class C Certificates, and thereafter, to the Interest Distribution Amount with respect to the other classes of Certificates other than the Class P Certificates and the Class R Certificates, on a pro rata basis, based on the respective amounts of interest accrued on such Certificates for such Distribution Date.

Principal Payment Priority:
On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, the Principal Distribution Amount shall be distributed as follows:

(i)      the Principal Distribution Amount to the holders of the Class A Certificates, pro rata, with the Principal Distribution Amount otherwise allocable to the Class A-3 Certificates, distributed to the Class A-1 Certificates and Class A-2 Certificates, pro rata, until the Certificate Principal Balance of each such Class has been reduced to zero, and then to the Class A-3 Certificates;

(ii)     to the holders of the Class M-1 Certificates, any Principal Distribution Amount remaining after the distributions described in (i) above, until the Certificate Principal Balance thereof has been reduced to zero;

(iii)    to the holders of the Class M-2 Certificates, any Principal Distribution Amount remaining after the distributions described in (i) and (ii) above, until the Certificate Principal Balance thereof has been reduced to zero;

(iv)    to the holders of the Class M-3 Certificates, any Principal Distribution Amount remaining after the distributions described in (i), (ii) and (iii) above, until the Certificate Principal Balance thereof has been reduced to zero;

(v)      to the holders of the Class M-4 Certificates, any Principal Distribution Amount remaining after the distributions described in (i), (ii), (iii) and (iv) above, until the Certificate Principal Balance thereof has been reduced to zero;

(vi)     to the holders of the Class B-1 Certificates, any Principal Distribution Amount remaining after the distributions described in (i), (ii), (iii), (iv) and (v) above, until the Certificate Principal Balance thereof has been reduced to zero;

(vii)   to the holders of the Class B-2 Certificates, any Principal Distribution Amount remaining after the distributions described in (i), (ii), (iii), (iv), (v) and (vi) above, until the Certificate Principal Balance thereof has been reduced to zero;

(viii)  to the holders of the Class B-3 Certificates, any Principal Distribution Amount remaining after the distributions described in (i), (ii), (iii), (iv), (v), (vi) and (vii) above, until the Certificate Principal Balance thereof has been reduced to zero; and

(ix)    to the holders of the Class B-4 Certificates, any Principal Distribution Amount remaining after the distributions described in (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above, until the Certificate Principal Balance thereof has been reduced to zero.

Principal Payment Priority:
On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, the Principal Distribution Amount shall be distributed as follows:

(i)      the Principal Distribution Amount, to the holders of the Class A Certificates, pro rata, to the extent of the Class A Principal Distribution Amount, with the Class A Principal Distribution Amount otherwise allocable to the Class A-3 Certificates, distributed to the Class A-1 Certificates and Class A-2 Certificates, pro rata, until the Certificate Principal Balance of each such class has been reduced to zero, and then to the Class A-3 Certificates;

(ii)     to the holders of the Class M-1 Certificates, from any Principal Distribution Amount remaining after the distributions described in (i) above, the Class M-1 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(iii)    to the holders of the Class M-2 Certificates, from any Principal Distribution Amount remaining after the distributions described in (i) and (ii) above, the Class M-2 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(iv)     to the holders of the Class M-3 Certificates, from any Principal Distribution Amount remaining after the distributions described in (i), (ii) and (iii) above, the Class M-3 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(v)      to the holders of the Class M-4 Certificates, from any Principal Distribution Amount remaining after the distributions described in (i), (ii), (iii) and (iv) above, the Class M-4 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(vi)     to the holders of the Class B-1 Certificates, from any Principal Distribution Amount remaining after the distributions described in (i), (ii), (iii), (iv) and (v) above, the Class B-1 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(vii)    to the holders of the Class B-2 Certificates, from any Principal Distribution Amount remaining after the distributions described in (i), (ii), (iii), (iv), (v) and (vi) above, the Class B-2 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

Principal Payment Priority cont’d:
(viii)  to the holders of the Class B-3 Certificates, from any Principal Distribution Amount remaining after the distributions described in (i), (ii), (iii), (iv), (v), (vi) and (vii) above, the Class B-3 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero; and

(ix)    to the holders of the Class B-4 Certificates, from any Principal Distribution Amount remaining after the distributions described in (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above, the Class B-4 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero.

Net Monthly Excess Cashflow Distributions:
With respect to any Distribution Date, the Available Distribution Amount remaining after distribution of the Interest Distribution Amount and the Principal Distribution Amount as described above (“Net Monthly Excess Cashflow”) shall be distributed as follows:

(i)      to the holders of the class or classes of Certificates then entitled to receive distributions in respect of principal, in an amount equal to the Overcollateralization Increase Amount, distributable as part of the Principal Distribution Amount;

(ii)    to the holders of the Class A Certificates in accordance with the Interest Carry Forward Amount due with respect to each such class, to the extent unpaid from the Interest Remittance Amount;

(iii)   to the holders of the Class A Certificates, in an amount equal to the previously allocated Realized Loss Amounts;

(iv)    to the holders of the Class M-1, Class M-2, Class M-3, Class M-4, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, in an amount equal to the related Interest Carry Forward Amount allocable to such Certificates;

(v)     to make payments to a reserve account, to the extent required to distribute to the holders of the Class A Certificates, pro rata,based on their entitlement thereto, any Basis Risk Shortfall Carryover Amounts for such classes;

(vi)    to make payments to a reserve account, to the extent required to distribute to the holders of the Class M-1, Class M-2, Class M-3, Class M-4, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, any Basis Risk Shortfall Carryover Amounts for such classes;

(vii)  to the holders of the Class A Certificates, on a pro rata basis, based on the entitlement of each such class, and then sequentially to the Class M and Class B Certificates, in an amount equal to such certificates’ allocated share of any Prepayment Interest Shortfalls and any shortfalls resulting from the application of the Relief Act, in each case, without interest accrued thereon; and

(viii)  to the holders of the Class C Certificates and Class R Certificates as provided in the Pooling and Servicing Agreement.

Realized Losses:	Any loss on a Mortgage Loan attributable to the mortgagor’s failure to make any payment of principal or interest as required under the related mortgage note.

Allocation of Losses:
Realized Losses on the Mortgage Loans will be allocated first to the Net Monthly Excess Cashflow as part of the payment of the related Overcollateralization Increase Amount, then to the Overcollateralization Amount until reduced to zero, and then to the Class B-4 Certificates, then to the Class B-3 Certificates, then to the Class B-2 Certificates, then to the Class B-1 Certificates, then to the Class M-4 Certificates, then to the Class M-3 Certificates, then to the Class M-2 Certificates, then to the Class M-1 Certificates and then to the Class A Certificates, pro rata, based on the Certificate Principal Balance of each such class, provided however, Realized Losses otherwise allocable to the Class A-1 Certificates will first be allocated to the Class A-2 Certificates, until the Certificate Principal Balance thereof has been reduced to zero, and thereafter, such losses will be allocated to the Class A-1 Certificates.

Once Realized Losses have been allocated to the Class A, Class B and Class M Certificates such amounts with respect to such certificates will no longer accrue interest.

However, such amounts may be paid to the holders of the Class A Certificates on future Distribution Dates to the extent of funds available from Net Monthly Excess Cashflow.

Overcollateralization Increase Amount:
With respect to any Distribution Date, an anount equal to the lesser of (i) available excess cashflow from the Mortgage Loans available for payment of Overcollateralization Increase Amount and (ii) the excess, if any, of (x) the Overcollateralization Target Amount for that Distribution Date over (y) the Overcollateralization Amount for that Distribution Date.

Overcollateralization Amount:
For any Distribution Date, the amount, if any, by which (i) the aggregate principal balance of the Mortgage Loans (after giving effect to scheduled payments of principal due during the Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) exceeds (ii) the aggregate Certificate Principal Balance of the Certificates (other than the Class C Certificates) as of such Distribution Date (after giving effect to distributions to be made on such Distribution Date).

Overcollateralization Target Amount:
With respect to any Distribution Date, (i) prior to the Stepdown Date, an amount equal to approximately 0.95% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date, (ii) on or after the Stepdown Date provided a Trigger Event is not in effect, the greater of (x) the lesser of (1) approximately 0.95% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-Off Date and (2) approximately 1.90% of the aggregate outstanding principal balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses with respect to the Mortgage Loans incurred during the prior calendar month) and (y) approximately $1,327,689 or (iii) on or after the Stepdown Date and if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Distribution Date. The Overcollateralization Target Amount for the Class A, Class M and Class B Certificates is expected to be fully funded on the Closing Date.

Credit Enhancement:
1. Excess Spread
2. Overcollateralization
3. Subordination

•  Subordination: Initially, 15.00% for the Class A-1 Certificates; 8.95% for the Class A-2 Certificates and Class A-3 Certificates; 5.70% for the Class M-1 Certificates; 4.20% for the Class M-2 Certificates; 3.60% for the Class M-3 Certificates; 3.10% for the Class M-4 Certificates; 2.60% for the Class B-1 Certificates, 2.10% for the Class B-2 Certificates, 1.60% for the Class B-3 Certificates, and the Overcollateralization Amount (0.95% initially) for the Class B-4 Certificates.

•  Overcollateralization Target Amount: 0.95% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

Stepdown Date:
The later to occur of (x) the Distribution Date occurring in December 2009 and (y) the first Distribution Date on which the Credit Enhancement Percentage for the Class A Certificates (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month, but prior to any distribution of the Principal Distribution Amount to the holders of the Certificates then entitled to distributions of principal on such Distribution Date) is greater than or equal to approximately [17.90]%.

Credit Enhancement Percentage:
The Credit Enhancement Percentage for the Class A Certificates and for any Distribution Date is the percentage obtained by dividing (x) the aggregate Certificate Principal Balance of the related class or classes subordinate thereto (including the Class C Certificates) by (y) the aggregate principal balance of the Mortgage Loans, calculated after taking into account distributions of principal on the Mortgage Loans and after reduction for Realized Losses with respect to the Mortgage Loans incurred during the prior calendar month, but prior to distribution of the Principal Distribution Amount to the holders of the related Certificates then entitled to distributions of principal on such Distribution Date.

Trigger Event:	If either the Delinquency Test or the Cumulative Loss Test is violated.
Delinquency Test:
The Delinquency Test for the Certificates is violated on any Distribution Date if the percentage obtained by dividing (x) the aggregate outstanding principal balance of Mortgage Loans delinquent 60 days or more (including Mortgage Loans that are in foreclosure, have been converted to REO Properties or are in bankruptcy) by (y) the aggregate outstanding principal balance of the Mortgage Loans, in each case, as of the last day of the previous calendar month, exceeds [32.25]% of the Credit Enhancement Percentage.

Cumulative Loss Test:
The Cumulative Loss Test for the Certificates is violated on any Distribution Date if the aggregate amount of Realized Losses with respect to the Mortgage Loans incurred since the Cut-off Date through the last day of the related Due Period divided by the aggregate principal balance of the Mortgage Loans as of the Cut-off Date exceeds the applicable percentages set forth below with respect to such Distribution Date:

[Distribution Date Occurring in                                                 Percentage
December 2009 through November 2010                                      [0.80%]
(plus an additional 1/12th the difference between 1.45% and 0.80% for each month)
December 2010 through November 2011                                      [1.45%]
(plus an additional 1/12th the difference between 2.05% and 1.45% for each month)
December 2011 through November 2012                                      [2.05%]
(plus an additional 1/12th the difference between 2.40% and 2.05% for each month)
December 2012 and thereafter                                                        [2.40%]

Net Mortgage Rate:
On any Mortgage Loan, the then applicable mortgage rate thereon minus the sum of (1) the Master Servicing Fee Rate, (2) the Servicing Fee Rate, and (3) the Lender-Paid Mortgage Insurance Fee Rate (“LPMI Fee Rate”), if applicable.

Administrative Fees:
The Servicing Fee Rate will be equal to 0.250% per annum, payable monthly and the Master Servicing Fee Rate will be equal to [0.0100%] per annum, payable monthly on the Stated Principal Balance of the Mortgage Loans.

P&I Advances:
Each Servicer will be obligated to make, or cause to be made, cash advances with respect to delinquent payments of principal and interest on the Mortgage Loans (other than balloon loans with respect to any balloon payment) to the extent that the Servicer reasonably believes that such cash advances can be repaid from future payments on the Mortgage Loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses. The Master Servicer will be obligated to back-stop the advancing obligations of the Servicers.

Compensating Interest:
Each Servicer is required to pay Compensating Interest up to the amount of the Servicing Fee to cover prepayment interest shortfalls (“Prepayment Interest Shortfalls”) due to partial and/or full prepayments on the Mortgage Loans. If a Servicer fails to pay Compensating Interest, the Master Servicer is required to pay such amount up to the amount as set forth in the term sheet supplement.

Registration:	The Offered Certificates will be available in book-entry form through DTC.
Denominations:	The Certificates are issuable in minimum denominations of an original amount of $100,000 and multiples of $1 in excess thereof.
Federal Tax Aspects:	The Trust will be established as one or more REMICs for federal income tax purposes.

ERISA Considerations:
The Offered Certificates may be purchased by a pension or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974 or Section 4975 of the Internal Revenue Code of 1986, or by an entity investing the assets of an employee benefit plan so long as certain conditions are met.

SMMEA Eligibility:	The Class A Certificates and Class M-1 Certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.
Static Pool Information:
Information concerning the sponsor’s prior residential mortgage loan securitization involving prime or alternative-a mortgage loans secured by first lien mortgages or deeds of trust in residential real properties issued by the depositor is available on the internet at http://www.bearstearns.com/transactions/bsabs_i/bsabs2006-ac5/

On this website, you can view for each of these securitizations, summary pool information as of the applicable securitization cut-off date and delinquency, cumulative loss, and prepayment information as of each distribution date by securitization for the past five years, or since the applicable securitization closing date if the applicable securitization closing date occurred less than five years from the date of this term sheet. Each of these mortgage loan securitizations is unique, and the characteristics of each securitized mortgage loan pool varies from each other as well as from the mortgage loans to be included in the trust that will issue the certificates offered by this term sheet. In addition, the performance information relating to the prior securitizations described above may have been influenced by factors beyond the sponsor’s control such as housing prices and market interest rates. Therefore, the performance of these prior mortgage loan securitizations is likely not to be indicative of the future performance of the mortgage loans to be included in the trust related to this offering.

SUBORDINATE CLASSES AVAILABLE FUNDS CAP
Note:
The Subordinate Cap is calculated by taking, a) interest funds available to pay monthly interest to the Class A, Class M and Class B Certificates less interest due to the Class A Certificates divided by b) the aggregate principal balance of the Class M and Class B Certificates. The result is expressed as a percentage which takes into consideration the actual number of days elapsed for each accrual period. Below is a table showing the Subordinate Cap for specified distribution dates assuming the Prepayment Assumption of 8% CPR building to 24% CPR in 12 months, and remaining constant at 24% CPR thereafter and no losses. The Subordinate Cap will be the lesser of 11% and the rate expressed in the schedule below.
Distribution	AFC	Distribution	AFC	Distribution	AFC
Date	Rate (%)	Date	Rate (%)	Date	Rate (%)
25-Dec-06	24.064	25-Nov-09	13.092	25-Oct-12	14.376
25-Jan-07	20.039	25-Dec-09	13.378	25-Nov-12	13.964
25-Feb-07	19.878	25-Jan-10	13.473	25-Dec-12	14.484
25-Mar-07	21.812	25-Feb-10	13.473	25-Jan-13	14.071
25-Apr-07	19.509	25-Mar-10	14.917	25-Feb-13	14.128
25-May-07	19.944	25-Apr-10	13.474	25-Mar-13	15.706
25-Jun-07	19.078	25-May-10	13.923	25-Apr-13	14.246
25-Jul-07	19.469	25-Jun-10	13.474	25-May-13	14.785
25-Aug-07	18.593	25-Jul-10	13.923	25-Jun-13	14.372
25-Sep-07	18.336	25-Aug-10	13.474	25-Jul-13	14.920
25-Oct-07	18.676	25-Sep-10	13.474	25-Aug-13	14.507
25-Nov-07	17.814	25-Oct-10	13.924	25-Sep-13	14.578
25-Dec-07	18.146	25-Nov-10	13.475	25-Oct-13	15.139
25-Jan-08	17.313	25-Dec-10	13.924	25-Nov-13	14.726
25-Feb-08	17.071	25-Jan-11	13.475	25-Dec-13	15.298
25-Mar-08	17.996	25-Feb-11	13.475	25-Jan-14	14.886
25-Apr-08	16.604	25-Mar-11	14.919	25-Feb-14	14.969
25-May-08	16.924	25-Apr-11	13.475	25-Mar-14	16.669
25-Jun-08	16.157	25-May-11	13.925	25-Apr-14	15.146
25-Jul-08	16.473	25-Jun-11	13.475	25-May-14	15.747
25-Aug-08	15.731	25-Jul-11	13.925	25-Jun-14	15.336
25-Sep-08	15.525	25-Aug-11	13.476	25-Jun-14	15.951
25-Oct-08	15.835	25-Sep-11	13.476	25-Jul-14	15.540
25-Nov-08	15.128	25-Oct-11	13.925	25-Aug-14	15.648
25-Dec-08	15.433	25-Nov-11	13.476	25-Sep-14	16.286
25-Jan-09	14.748	25-Dec-11	13.926	25-Oct-14	15.877
25-Feb-09	14.565	25-Jan-12	13.514	25-Nov-14	16.531
25-Mar-09	15.927	25-Feb-12	13.553	25-Dec-14	16.123
25-Apr-09	14.210	25-Mar-12	14.531	25-Jan-15	16.254
25-May-09	14.507	25-Apr-12	13.635	25-Feb-15	18.147
25-Jun-09	13.872	25-May-12	14.134	25-Mar-15	16.532
25-Jul-09	14.166	25-Jun-12	13.722	25-Apr-15	17.236
25-Aug-09	13.549	25-Jul-12	14.226	25-May-15	14.376
25-Sep-09	13.393	25-Aug-12	13.814
25-Oct-09	13.682	25-Sep-12	13.863

NET MONTHLY EXCESS CASHFLOW SCHEDULE

Distribution	Excess	Distribution	Excess	Distribution	Excess
Date	Spread (bps)	Date	Spread (bps)	Date	Spread (bps)
25-Dec-06	125	25-Nov-09	124	25-Oct-12	130
25-Jan-07	117	25-Dec-09	128	25-Nov-12	128
25-Feb-07	117	25-Jan-10	124	25-Dec-12	86
25-Mar-07	122	25-Feb-10	124	25-Jan-13	84
25-Apr-07	118	25-Mar-10	133	25-Feb-13	85
25-May-07	119	25-Apr-10	124	25-Mar-13	93
25-Jun-07	118	25-May-10	127	25-Apr-13	85
25-Jul-07	120	25-Jun-10	124	25-May-13	89
25-Aug-07	118	25-Jul-10	127	25-Jun-13	86
25-Sep-07	118	25-Aug-10	124	25-Jul-13	90
25-Oct-07	120	25-Sep-10	124	25-Aug-13	87
25-Nov-07	119	25-Oct-10	127	25-Sep-13	88
25-Dec-07	121	25-Nov-10	124	25-Oct-13	91
25-Jan-08	119	25-Dec-10	127	25-Nov-13	89
25-Feb-08	119	25-Jan-11	124	25-Dec-13	92
25-Mar-08	124	25-Feb-11	124	25-Jan-14	90
25-Apr-08	119	25-Mar-11	133	25-Feb-14	91
25-May-08	122	25-Apr-11	124	25-Mar-14	100
25-Jun-08	120	25-May-11	127	25-Apr-14	92
25-Jul-08	122	25-Jun-11	124	25-May-14	96
25-Aug-08	120	25-Jul-11	127	25-Jun-14	93
25-Sep-08	121	25-Aug-11	124	25-Jun-14	97
25-Oct-08	123	25-Sep-11	124	25-Jul-14	95
25-Nov-08	121	25-Oct-11	127	25-Aug-14	95
25-Dec-08	124	25-Nov-11	124	25-Sep-14	99
25-Jan-09	122	25-Dec-11	127	25-Oct-14	97
25-Feb-09	122	25-Jan-12	124	25-Nov-14	100
25-Mar-09	130	25-Feb-12	124	25-Dec-14	98
25-Apr-09	122	25-Mar-12	131	25-Jan-15	99
25-May-09	126	25-Apr-12	125	25-Feb-15	108
25-Jun-09	123	25-May-12	129	25-Mar-15	101
25-Jul-09	126	25-Jun-12	126	25-Apr-15	104
25-Aug-09	123	25-Jul-12	129	25-May-15	130
25-Sep-09	124	25-Aug-12	127
25-Oct-09	127	25-Sep-12	127

(1) Assumes 1-month LIBOR run at 5.32%, no losses and is run at the pricing speed to call.

Selected Collateral Characteristics of the Mortgage Loans
As of the Statistical Calculation Date

Summary	Total	Minimum	Maximum
Aggregate Outstanding Principal Balance	$265,537,828
Number of Loans	1,030
Average Scheduled Principal Balance	$257,804	$27,775	$1,710,000
(1) Original Loan-to-Value Ratio	76.75%	25.69%	97.00%
(1) Mortgage Rate	7.6191%	5.9990%	10.1250%
(1) Net Mortgage Rate	7.3491%	5.7290%	9.8550%
(1) Remaining Term to Stated Maturity (months)	357	350	479
(1)] (1i)] Credit Score	692	577	813
(1) Weighted Average reflected in Total. (1i)] Non-Zero Weighted Average Credit Score

		Percent of Statistical Calculation Date
	Range	Principal Balance
Product Type	Fixed Rate	100.00%

Lien	First	100.00%

Property Type	Two- to four- family units	19.74%
	Condominium	6.95%
	Planned Unit Development	17.95%
	Single-family	51.83%
	Townhouse	0.88%

Geographic Distribution	California	13.97%
	Georgia	5.32%
	Florida	6.26%
	Virginia	3.92%

Number of States (including DC)	45

Documentation Type	Full/Alternative	11.30%
	No Documentation	9.72%
	No Ratio	10.30%
	State Income	48.64%
	Stated/Stated	14.56%

Loans with Prepayment Penalties		16.17%
Interest Only Loans		50.32%

Credit Score Distribution of the Mortgage Loans

Range of Credit Scores	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
N/A	21	3,472,059	1.31	165,336	76.43	27.54	18.02
560 - 579	1	49,000	0.02	49,000	88.00	100.00	0.00
580 - 599	1	109,766	0.04	109,766	73.33	100.00	0.00
600 - 619	2	650,005	0.24	325,003	71.77	100.00	0.00
620 - 639	75	17,875,703	6.73	238,343	75.72	22.25	35.56
640 - 659	159	40,727,078	15.34	256,145	77.08	8.39	52.61
660 - 679	264	60,213,653	22.68	228,082	77.36	7.14	54.77
680 - 699	190	44,201,740	16.65	232,641	77.64	7.18	56.41
700 - 719	107	29,561,037	11.13	276,271	77.74	10.89	49.14
720 - 739	85	25,360,960	9.55	298,364	77.16	15.29	55.96
740 - 759	66	22,792,119	8.58	345,335	73.21	13.07	43.09
760 - 779	36	12,465,589	4.69	346,266	74.74	6.31	39.12
780 - 799	19	5,933,197	2.23	312,274	76.69	17.87	33.44
800 - 819	4	2,125,923	0.80	531,481	77.28	68.51	89.77
Total / Weighted Average:	1,030	265,537,828	100.00	257,804	76.75	11.30	50.32

Debt-to-Income Ratios of the Mortgage Loans

Range of Debt-to-Income Ratios (%)	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
0.00% - 0.00%	247	65,469,401	24.66	265,058	695	73.87	0.00	40.77
5.01% - 10.00%	2	445,457	0.17	222,729	765	80.00	0.00	0.00
10.01% - 15.00%	6	983,250	0.37	163,875	694	79.68	25.78	41.39
15.01% - 20.00%	21	5,003,662	1.88	238,270	717	78.43	26.15	57.78
20.01% - 25.00%	49	10,262,707	3.86	209,443	694	79.94	17.17	58.01
25.01% - 30.00%	78	19,916,794	7.50	255,344	690	78.52	7.75	52.25
30.01% - 35.00%	157	42,023,760	15.83	267,667	694	77.38	10.33	62.77
35.01% - 40.00%	216	58,694,493	22.10	271,734	685	77.63	11.15	59.02
40.01% - 45.00%	155	43,632,285	16.43	281,499	691	77.29	15.74	48.42
45.01% - 50.00%	66	14,558,546	5.48	220,584	698	76.75	26.70	30.59
50.01% - 55.00%	33	4,547,473	1.71	137,802	699	78.34	77.09	14.79
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	76.75	11.30	50.32

Original Mortgage Loan Principal Balances of the Mortgage Loans

Range of Original Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
$1 - $100,000	216	15,225,825	5.73	70,490	692	78.33	24.03	24.14
$100,001 - $200,000	326	48,503,184	18.27	148,783	680	77.95	15.72	45.04
$200,001 - $300,000	193	47,772,573	17.99	247,526	675	78.96	9.71	62.97
$300,001 - $359,650	49	16,270,329	6.13	332,048	682	77.83	10.29	72.48
$359,651 - $400,000	38	14,347,364	5.40	377,562	677	78.84	2.59	71.75
$400,001 - $500,000	83	38,228,531	14.40	460,585	703	75.71	6.23	46.82
$500,001 - $600,000	62	34,067,697	12.83	549,479	714	76.04	6.24	36.98
$600,001 - $700,000	31	20,071,591	7.56	647,471	709	76.64	13.08	47.89
$700,001 - $800,000	14	10,456,963	3.94	746,926	695	76.01	29.59	57.57
$800,001 - $900,000	3	2,560,925	0.96	853,642	735	78.30	34.29	65.71
$900,001 - $1,000,000	8	7,578,995	2.85	947,374	706	69.78	12.37	62.61
$1,000,001 - $1,100,000	1	1,155,375	0.44	1,155,375	696	75.00	0.00	0.00
$1,300,001 - $1,400,000	2	2,712,150	1.02	1,356,075	650	69.44	0.00	0.00
$1,400,001 - $1,500,000	1	1,496,326	0.56	1,496,326	658	63.05	0.00	0.00
$1,500,000 and greater	3	5,090,000	1.92	1,696,667	718	63.27	0.00	66.40
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	76.75	11.30	50.32

Current Mortgage Loan Principal Balances of the Mortgage Loans

Range of Current Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
$1 - $100,000	216	15,225,825	5.73	70,490	692	78.33	24.03	24.14
$100,001 - $200,000	326	48,503,184	18.27	148,783	680	77.95	15.72	45.04
$200,001 - $300,000	193	47,772,573	17.99	247,526	675	78.96	9.71	62.97
$300,001 - $359,650	52	17,348,672	6.53	333,628	682	77.96	9.65	67.97
$359,651 - $400,000	35	13,269,021	5.00	379,115	677	78.76	2.80	77.58
$400,001 - $500,000	83	38,228,531	14.40	460,585	703	75.71	6.23	46.82
$500,001 - $600,000	62	34,067,697	12.83	549,479	714	76.04	6.24	36.98
$600,001 - $700,000	31	20,071,591	7.56	647,471	709	76.64	13.08	47.89
$700,001 - $800,000	14	10,456,963	3.94	746,926	695	76.01	29.59	57.57
$800,001 - $900,000	3	2,560,925	0.96	853,642	735	78.30	34.29	65.71
$900,001 - $1,000,000	8	7,578,995	2.85	947,374	706	69.78	12.37	62.61
$1,100,001 - $1,200,000	1	1,155,375	0.44	1,155,375	696	75.00	0.00	0.00
$1,300,001 - $1,400,000	2	2,712,150	1.02	1,356,075	650	69.44	0.00	0.00
$1,400,001 - $1,500,000	1	1,496,326	0.56	1,496,326	658	63.05	0.00	0.00
$1,500,000 and greater	3	5,090,000	1.92	1,696,667	718	63.27	0.00	66.40
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	76.75	11.30	50.32

Net Mortgage Rates of the Mortgage Loans

Range of Net Mortgage Rates (%)	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
5.500% - 5.999%	3	1,666,429	0.63	555,476	784	77.39	38.47	38.47
6.000% - 6.499%	46	20,265,703	7.63	440,559	716	71.11	44.13	26.97
6.500% - 6.999%	142	47,540,118	17.90	334,790	707	73.57	8.95	44.10
7.000% - 7.499%	432	103,031,369	38.80	238,499	689	77.89	10.57	55.72
7.500% - 7.999%	276	65,020,899	24.49	235,583	680	78.13	6.32	54.90
8.000% - 8.499%	93	21,768,513	8.20	234,070	678	78.42	2.84	47.60
8.500% - 8.999%	36	5,907,897	2.22	164,108	696	80.29	9.44	47.42
9.000% - 9.499%	1	279,750	0.11	279,750	722	79.99	0.00	100.00
9.500% - 9.999%	1	57,151	0.02	57,151	685	80.00	0.00	0.00
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	76.75	11.30	50.32

Mortgage Rates of the Mortgage Loans

Range of Mortgage Rates (%)	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
5.500% - 5.999%	1	498,503	0.19	498,503	760	71.39	0.00	0.00
6.000% - 6.499%	6	3,580,249	1.35	596,708	770	79.75	81.50	47.87
6.500% - 6.999%	66	27,558,663	10.38	417,556	714	70.56	25.42	30.40
7.000% - 7.499%	202	63,367,270	23.86	313,699	701	75.32	9.97	50.70
7.500% - 7.999%	466	103,422,517	38.95	221,937	686	78.13	10.06	55.98
8.000% - 8.499%	186	47,059,268	17.72	253,007	675	78.30	4.65	52.74
8.500% - 8.999%	86	17,681,379	6.66	205,597	687	78.71	3.79	41.81
9.000% - 9.499%	16	2,312,828	0.87	144,552	696	78.71	21.83	56.32
10.000% - 10.499%	1	57,151	0.02	57,151	685	80.00	0.00	0.00
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	76.75	11.30	50.32

Original Loan-to-Value Ratios of the Mortgage Loans

Range of Original Loan-to-Value Ratios (%)	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Percent Full Documentation	Percent Interest Only
25.01% - 30.00%	2	205,769	0.08	102,884	717	27.19	0.00
30.01% - 35.00%	1	464,580	0.17	464,580	669	0.00	0.00
35.01% - 40.00%	1	139,799	0.05	139,799	753	0.00	0.00
40.01% - 45.00%	3	1,156,020	0.44	385,340	750	46.71	46.71
45.01% - 50.00%	3	1,218,130	0.46	406,043	665	0.00	59.07
50.01% - 55.00%	4	1,558,266	0.59	389,566	726	0.00	0.00
55.01% - 60.00%	12	6,052,525	2.28	504,377	720	14.97	17.35
60.01% - 65.00%	39	17,366,801	6.54	445,303	691	0.86	40.86
65.01% - 70.00%	49	13,977,545	5.26	285,256	693	15.20	45.30
70.01% - 75.00%	101	27,005,502	10.17	267,381	698	12.78	34.21
75.01% - 80.00%	772	188,471,965	70.98	244,135	690	11.04	57.34
80.01% - 85.00%	9	1,691,560	0.64	187,951	703	16.34	7.35
85.01% - 90.00%	29	5,303,028	2.00	182,863	699	24.17	4.51
90.01% - 95.00%	4	794,464	0.30	198,616	679	35.37	26.07
95.01% - 100.00%	1	131,876	0.05	131,876	675	100.00	0.00
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	11.30	50.32

Geographic Distribution of Mortgaged Properties of the Mortgage Loans

State or Territory	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
California	80	37,090,334	13.97	463,629	704	71.84	8.98	51.00
New York	65	28,044,448	10.56	431,453	703	76.76	3.76	45.13
New Jersey	65	23,784,572	8.96	365,916	687	78.49	0.90	58.61
Maryland	69	21,946,467	8.26	318,065	688	75.55	16.07	55.09
Florida	76	16,610,972	6.26	218,565	686	78.60	9.73	54.53
Georgia	79	14,118,991	5.32	178,721	679	76.09	4.92	53.24
Texas	102	13,114,624	4.94	128,575	684	78.02	14.91	27.86
Illinois	51	11,339,238	4.27	222,338	689	78.11	18.01	50.15
Virginia	35	10,405,190	3.92	297,291	691	78.05	10.69	74.11
Arizona	36	9,375,752	3.53	260,438	689	76.66	12.33	74.80
Massachusetts	22	7,831,995	2.95	356,000	715	77.99	0.00	51.27
Washington	26	7,348,762	2.77	282,645	677	78.14	14.06	64.33
Oregon	21	6,807,369	2.56	324,160	701	79.52	5.73	45.81
Other (1)	303	57,719,112	21.74	190,492	688	77.84	20.59	40.75
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	76.75	11.30	50.32

1) Other includes states and the District of Columbia with fewer than 2% concentrations individually.

Subordinate Financing of the Mortgage Loans

Subordinate Financing	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
NO	352	104,510,712	39.36	296,905	701	74.15	13.63	41.33
YES	678	161,027,116	60.64	237,503	687	78.44	9.79	56.16
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	76.75	11.30	50.32

Mortgage Loan Purpose of the Mortgage Loans

Loan Purpose	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
Equity Refinance	339	103,183,608	38.86	304,376	683	74.15	9.85	51.06
Purchase	578	138,710,967	52.24	239,984	700	78.76	12.14	49.01
Rate/Term Refinance	113	23,643,253	8.90	209,232	685	76.41	12.75	54.80
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	76.75	11.30	50.32

Mortgage Loan Documentation Type of the Mortgage Loans

Documentation Type	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
Full/Alternative	153	30,013,487	11.30	196,167	696	77.39	100.00	38.14
Limited	2	290,366	0.11	145,183	651	77.04	0.00	38.06
Lite	3	1,935,583	0.73	645,194	659	78.00	0.00	37.97
No Documentation	92	25,801,033	9.72	280,446	694	70.16	0.00	35.58
No Income/No Asset	7	2,214,242	0.83	316,320	699	65.67	0.00	37.45
No Ratio	99	27,341,758	10.30	276,179	693	76.47	0.00	44.70
No Ratio/No VOE	49	10,112,369	3.81	206,375	702	78.11	0.00	44.09
Stated Income	519	129,155,348	48.64	248,854	683	77.62	0.00	61.61
Stated/Stated	106	38,673,643	14.56	364,846	717	78.20	0.00	38.98
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	76.75	11.30	50.32

Occupancy Types of the Mortgage Loans

Occupancy	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
Investor	445	79,429,327	29.91	178,493	694	77.25	9.07	59.52
Primary Residence	557	176,060,971	66.30	316,088	690	76.57	11.60	46.72
Second/Vacation	28	10,047,530	3.78	358,840	714	76.03	23.78	40.79
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	76.75	11.30	50.32

Mortgaged Property Types of the Mortgage Loans

Property Type	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
Two- to four- family units	192	52,423,304	19.74	273,038	696	77.75	9.26	55.93
CO-OP	4	477,853	0.18	119,463	701	70.87	46.78	68.66
Condominium	88	18,447,020	6.95	209,625	686	78.42	10.17	45.42
Hi-Rise Condo	15	6,547,938	2.47	436,529	713	78.64	9.59	67.45
Planned Unit Development	177	47,659,608	17.95	269,263	686	77.04	15.76	51.32
Single-family	544	137,635,269	51.83	253,006	692	76.03	10.09	47.69
Townhouse	10	2,346,837	0.88	234,684	703	74.26	44.14	46.61
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	76.75	11.30	50.32

Prepayment Penalty Terms of the Mortgage Loans

Prepayment Penalty Term	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
None	824	222,608,175	83.83	270,156	692	77.17	11.37	51.95
5 Months	5	2,323,728	0.88	464,746	739	64.64	0.00	9.81
6 Months	15	5,106,587	1.92	340,439	727	67.98	16.79	42.83
12 Months	26	3,986,877	1.50	153,341	710	77.70	11.30	35.98
36 Months	159	31,367,668	11.81	197,281	679	75.97	10.82	44.59
60 Months	1	144,792	0.05	144,792	741	80.00	0.00	100.00
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	76.75	11.30	50.32

Interest Only Terms of the Mortgage Loans

Interest Only Term	Number of Mortgage Loans	Principal Balance	Percentage of Total Mortgage Loans	Average Principal Balance	Weighted Average Credit Score	Weighted Average Loan-to-Value Ratio	Percent Full Documentation	Percent Interest Only
Not Interest Only	563	131,912,296	49.68	234,302	693	75.88	14.08	0.00
60 Months	3	2,223,600	0.84	741,200	725	67.79	13.56	100.00
120 Months	464	131,401,932	49.49	283,194	691	77.78	8.48	100.00
Total / Weighted Average	1,030	265,537,828	100.00	257,804	692	76.75	11.30	50.32